Exhibit 10.43
NACCO Industries, Inc.
SUPPLEMENTAL ANNUAL INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective January 1, 2008)
1. Purpose of the Plan
     The purpose of the NACCO Industries, Inc. Supplemental Annual Incentive Compensation Plan (Amended and Restated as of January 1, 2008) (the “Plan”) is to further the profits and growth of NACCO Industries, Inc. (the “Company”) by enabling the Company to attract and retain key employees of the Company by offering annual incentive compensation to those key employees who will be in a position to help the Company to meet its financial and business objectives.
2. Definitions
(a)	“Award” means cash paid to a Participant under this Plan for any Award Term in an amount determined in a manner not inconsistent with the terms hereof.

(b)	“Award Term” means the calendar year.

(c)	“Committee” means the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 3, so long as any such committee consists of not less than two directors of the Company and so long as each member of the Committee is an “outside director” for purposes of Section 162(m).

(d)	“Covered Employee” means any Participant who is a “covered employee” for purposes of Section 162(m) or any Participant who the Committee determines in its sole discretion could become a “covered employee.”

(e)	“Participant” means any person who is classified as a salaried employee of the Company who, in the judgment of the Committee, occupies a key position in which his efforts may significantly contribute to the profits or growth of the Company. Employees of the Company’s subsidiaries shall not be eligible to participate in this Plan.

(f)	“Payment Period” means the period from January 1st through March 15th of the calendar year following the end of an Award Term.

(g)	“Retire” means a termination of employment that entitles the Participant to immediate commencement of his pension benefits under The Combined Defined

Benefit Plan of NACCO Industries, Inc. and Its Subsidiaries or, for Participants who are not members of such plan, a termination of employment after reaching age 60 with at least 15 years of service with the Company.

(h)	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.

(i)	“Target Award” means a dollar amount equal to the amount of cash to be paid to a Participant under the Plan assuming that all performance targets are met.
3. Administration
     This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Target Award or Award under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Awards made to a Participant who is a Covered Employee to be includable as “applicable employee remuneration” of such Participant. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants, all other employees of the Company, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
4. Eligibility
     Each Participant, including directors of the Company who are also salaried employees of the Company, shall be eligible to participate in this Plan and receive Awards in accordance with Section 5; provided, however, that (a) a Participant must be actively employed by the Company on December 31st of the Award Term (or die, become permanently disabled or Retire during such Award Term) in order to be eligible to receive an Award for such Award Term and (b) the Award of a Participant who is employed on December 31st of an Award Term but is not employed for the entire Award Term shall be paid in a pro-rated amount based on the number of days the Participant was actually employed by the Company during such Award Term. Notwithstanding the foregoing, the Committee shall have the discretion to grant an Award to a Participant who does not meet the foregoing requirements; provided that no such action may be taken by the Committee that would cause any Awards made to a Covered Employee to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m).

5. Awards
     The Committee may, from time to time and upon such conditions as it may determine, authorize the payment of Awards to Participants, which shall be not inconsistent with, and shall be subject to all of the requirements of, the following provisions:
(a)	Not later than the ninetieth day of each Award Term and prior to the completion of 25% of such Award Term, the Committee shall approve (i) a Target Award to be granted to each Participant and (ii) one or more performance targets and formulas for determining the amount of each Award. Performance targets shall be based upon the return on total capital employed, return on equity, return on tangible assets employed, economic value income, net income, market share, sales development or support costs of the Company and/or its subsidiaries; provided, however, that performance targets that are used in the Plan will not be used in the Company’s Annual Incentive Compensation Plan for the same Award Term.

(b)	Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula and actual performance to the Target Awards previously determined in accordance with Section 5(a); and (ii) a final calculation of the amount of each Award to be paid to each Participant for the Award Term. Such approval shall be certified by the Committee before any Award is paid with respect to the Award Term. Notwithstanding the foregoing, (1) the Committee shall have the power to decrease the amount of any Award below the amount determined in accordance with Section 5(b)(i); (2) the Committee shall have the power to increase the amount of any Award above the amount determined in accordance with Section 5(b)(i); provided, however, that no such increase or change may be made that would cause any amount paid to a Participant who is a Covered Employee to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) and (3) no Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined by the Committee.

(c)	Promptly following the determination of Awards for the Participants pursuant to Section 5(b)(ii) and, in any event, prior to the end of the Payment Period, the Company shall pay the amount of such Awards to the Participants in cash, subject to all withholdings and deductions pursuant to Section 6.

(d)	No Award may be paid for any year to a Participant in excess of $800,000.
6. Withholding Taxes
     Any Award paid to a Participant under this Plan shall be subject to all applicable federal, state and local income tax, social security and other withholdings and deductions.

7. Amendment and Termination
     The Committee may alter or amend this Plan from time to time or terminate it in its entirety; provided, however, that no such action shall, without the consent of a Participant, affect the rights in an outstanding Award of such Participant that was previously approved by the Committee for an Award Term but has not been paid; and further provided, however, that no amendment may be made that would cause any amount paid to a Participant who is a Covered Employee to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m).
8. General Provisions
(a)	No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.

(b)	Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)	Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d)	Limitation on Rights of Employees; No Trust. No trust has been created by the Company for the payment of Awards under this Plan; nor have the employees been granted any lien on any assets of the Company to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Companyand a participant hereunder is a mere unsecured creditor of the Company

(e)	Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Company from all liability with respect to such Award.

(f)	Code Section 409A. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent.
9. Approval by Stockholders
     The Plan was approved by the stockholders of the Company effective as of January 1, 2006.
10. Effective Date
     This amended and restated Plan shall become effective as of January 1, 2008.